Exhibit 10.3

EXECUTION VERSION

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of July 31, 2025, is by and among ORCHESTRA BIOMED HOLDINGS, INC., a Delaware corporation (“Parent”), ORCHESTRA BIOMED, INC., a Delaware corporation (“Orchestra”), Caliber Therapeutics, LLC, a Delaware limited liability company (“Caliber”), and BACKBEAT MEDICAL, LLC, a Delaware limited liability company (“Backbeat,” and collectively with Parent, Orchestra, and Caliber, the “Borrower” or, as the context may require, the “Borrowers”), and MEDTRONIC, INC., a Minnesota corporation (the “Lender”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Parent and Lender shall enter into that certain Stock Purchase Agreement, pursuant to which, among other things, Lender shall purchase from Parent, and Parent shall sell and issue to Lender, certain shares of common stock of the Parent, on the terms and subject to the conditions set forth therein; and

WHEREAS, Borrower has requested the Lender extend a loan in the aggregate original principal amount of TWENTY MILLION DOLLARS ($20,000,000.00) (the “Loan”) and the Lender is willing and prepared to extend such Loan to Borrower upon the terms and subject to the conditions hereinafter set forth.

AGREEMENTS:

IN CONSIDERATION of the foregoing premises, and the mutual covenants set forth herein, the parties agree as follows:

Article 1

DEFINITIONS

Section 1.1      Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set out respectively after each (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Act of Bankruptcy”: With respect to any Person under any applicable law, if (i) the Person shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the Person or of all or a substantial part of the Person’s property, (2) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, (3) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (4) admit, through an officer of such Person in writing to the other party or any third party, an inability to pay its debts as they mature, (5) make an assignment for the benefit of the Person’s creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the Person, in any court of competent jurisdiction, and such proceeding or case shall not be dismissed within 60 days after commencement, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the Person, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the Person or of all or a substantial part of the Person’s property, or (3) similar relief in respect of the Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts.

“Affiliate”: Any Person (i) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any Person or any of such Person’s Subsidiaries or (ii) 20% or more of the equity interest of which is held beneficially or of record by any Person or any of such Person’s Subsidiaries. Control for purposes of this definition means the possession, directly or indirectly, of the power to cause the direction of management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Bankruptcy Code”: The federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Borrower Products”: All products, software, service offerings, technical data or technology currently being designed, manufactured or sold or that are under clinical investigation or development by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its formation. Without limiting the foregoing, Borrower Products shall include Borrower’s atrioventricular interval modulation bioelectronic therapy candidate.

“Borrower Representative”: As defined in Section 11.16.

“Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota or the State of New York) on which banks are permitted to be open in Minneapolis, Minnesota and New York, New York.

“Capitalized Lease”: Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

“Change of Control”: With respect to the Borrower, the occurrence of any of the following, and in the case of subsection (i), (ii), or (iii), where the acquirer(s) is any Person other than the Lender or any Affiliate of the Lender:

(i)            a sale of all or substantially all of the assets of the Borrower (in a single transaction or in a series of related transactions);

(ii)           a merger or consolidation involving the Borrower or any subsidiary of the Borrower after the completion of which: (A) in the case of a merger (other than a triangular merger) or a consolidation involving the Borrower, the stockholders of Borrower immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than 50% of the combined voting power of the surviving entity in such merger or consolidation, and (B) in the case of a triangular merger involving the Borrower or a subsidiary of the Borrower, the stockholders of the Borrower immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing equal to or less than 50% of the combined voting power of the surviving entity in such merger and equal to or less than 50% of the combined voting power of the parent of the surviving entity in such merger;

(iii)          an acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Borrower or an Affiliate of the Borrower and other than in a merger or consolidation of the type referred to in clause “(ii)” above, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Borrower representing 50% or more of the combined voting power of the Borrower (in a single transaction or series of related transactions); and

(iv)          the grant by the Borrower to any party other than the Lender or an Affiliate of the Lender of an exclusive license to all or substantially all of the Borrower’s Intellectual Property that is used to generate all or substantially all of the Borrower’s revenues.

“Clinical Trial”: The ongoing pivotal study known as “BradycArdia paCemaker With AV Interval Modulation for Blood prEssure treAtmenT” sponsored by Borrower and identified as NCT06059638.

“Closing”: As defined in Section 2.2.

“Closing Date”: As defined in Section 2.2.

“Collateral”: As defined in Section 12.1.

“Commercialization”: Any and all activities directed to the distribution, marketing, detailing, promotion selling and securing of reimbursement of the Products worldwide (including the using, importing, selling and offering for sale of the Products), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling the Products, importing, exporting or transporting the Products for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of the Products.

“Copyright License”: Any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights”: All copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Credit Party”: The Borrower, any Subsidiary of the Borrower, any Person who at any time guaranties or pledges any assets to secure the Obligations, or any one or more of them.

“Default”: Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

“Default Rate”: The Interest Rate plus 2.0%.

“Distributors”: A Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of Parent or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell the Products (with or without packaging rights) in one or more regions, and (c) does not otherwise make any royalty, milestone, profit share or other similar payment to Parent or its Affiliate based on such Third Party’s sale of the Products. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Products supplied in unpackaged bulk form into individual ready-for-sale packs. For the purposes of this Agreement, neither Terumo Medical Corporation nor its Affiliates shall be deemed to be a Distributor with respect to the Terumo Agreement.

“Dollar(s)” or “$”: Lawful dollars of the United States of America.

“EMA”: The European Medicines Agency, or any successor agency thereto.

“Event of Default”: Any event described in Section 9.1.

“Exchange Act”: The U.S. Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“FDA”: The U.S. Food and Drug Administration, and any successor agency thereto.

“FDCA”: The U.S. Food, Drug and Cosmetic Act (including the rules and regulations of the FDA promulgated thereunder).

“Force Majeure”: Any act of God, war, riot, act of terrorism, embargo, governmental rule, regulation or decree, flood, fire, hurricane or other casualty, earthquake, strike, lockout, or other labor disturbance, the unavailability of labor or materials, or any other events or circumstances not within the reasonable control of the Person affected, whether similar or dissimilar to any of the foregoing.

“Fraudulent Conveyance”: As defined in Section 11.14.

“Funding Date”: The first Business Day that is 270 days after August 4, 2025.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“In-Licenses”: Any material license, settlement agreement or other material agreement or arrangement between Parent or any of its Affiliates and any Third Party pursuant to which Parent or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other material intellectual property rights of such Third Party that is necessary for, or used in, the development, manufacture, use or Commercialization of a Product worldwide. For the avoidance of doubt, the parties agree that ordinary course, non-exclusive agreements, such as reagent agreements, software agreements and clinical trial agreements are not a “material license, settlement agreement or other material agreement or arrangement” for the purposes of this definition.

“Indebtedness”: Without duplication, (a) all indebtedness for borrowed money or credit extended to or for the account of the Borrower or any Subsidiary, including without limitation, (i) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (ii) any obligation on account of deposits or advances; (iii) any obligation for the deferred purchase price of any property or services; (iv) any obligation as lessee under any Capitalized Lease; (v) all guaranties, endorsements and other contingent obligations respecting Indebtedness of others; and (vi) undertakings or agreements to reimburse or indemnify issuers of letters of credit; (b) all obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or similar agreement or arrangement designed to alter the risks arising from fluctuations in currency values or interest rates; and (c) all obligations under commodity purchase or option agreements or other commodity price hedging arrangements. For all purposes of this Agreement (x) the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, and (y) the Indebtedness of any Person shall include the Indebtedness of any joint venture in which such Person is a joint venturer.

“Indemnified Person”: As defined in Section 11.4.

“Intellectual Property”: All of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intellectual Property Rights”: Any and all of the following as they exist worldwide in respect of the applicable Product at any time: (a) the Patent Rights, (b) the Know-How Rights, (c) the Trademark Rights, and (d) any and all other material intellectual property rights or proprietary rights, in each case of clauses (a)-(d), owned or in-licensed by the Parent or any of its Affiliates or under which the Parent or any of its Affiliates is or may become empowered to grant licenses, in each case of clauses (a)-(d), that are necessary or used in the development, manufacture, use, or Commercialization of the Products worldwide.

“Interest Rate”: The annual rate of interest that shall at all times be equal to 11.00%.

“Investment”: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real or personal property acquired in the ordinary course of business) and any purchase of stock or other debt or equity securities of or any interest in another Person or any integral part of any business or all or substantially all of the assets comprising such business or part thereof.

“Know-How”: Any and all proprietary and confidential information, know-how and trade secrets, including processes, formulae, models and techniques (including rights in algorithms, data, databases, data collections, and software).

“Know-How Rights”: Any and all material Know-How owned or in-licensed by Parent or any of its Affiliates or under which Parent or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, material Know-How related to Improvements), in each case, that are necessary or used in the development, manufacture, use, or Commercialization of the Products.

“Knowledge”: The actual knowledge, after due inquiry, of the Borrower.

“License”: Any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“License Agreement”: Has the meaning set forth in Appendix A to the Note.

“Ligand”: Ligand Pharmaceuticals, Inc., a Delaware corporation.

“Ligand Obligations”: The obligations of the Borrower under the Revenue Interest Agreement.

“Lien”: Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

“Ligand Intercreditor Agreement”: The Pari Passu Intercreditor Agreement, dated as of the date hereof, between Lender and Ligand.

“Loan”: Has the meaning set forth in the Recitals hereof.

“Loan Documents”: This Agreement, the Note, Senior Intercreditor Agreement, Ligand Intercreditor Agreement and all other documents, instruments and certificates entered into in connection with any of the foregoing.

“Marketing Approval”: An approval by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification, as applicable, necessary to market a Product approved by the corresponding Regulatory Authority worldwide, as applicable, including pricing and reimbursement approvals where required.

“Material Adverse Effect”: Any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, financial condition, liabilities, or results of operations of the Borrower and its Subsidiaries, taken as a whole or (ii) that prevents or materially impedes, interferes with, hinders or delays the consummation by the Borrower (or any other Person obligated to perform the Borrower’s obligations under the Loan Documents) of the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (1) the effects of changes that are generally applicable to the industry and markets in which the Borrower operates provided that the Borrower is not materially disproportionately adversely affected thereby relative to other industry participants, or (2) the effects of changes that are generally applicable to the economy or securities markets in the United States or the world economy or international securities markets provided that the Borrower is not materially disproportionately adversely affected thereby relative to other industry participants.

“Material Adverse Event”: The occurrence of an event or condition, including, without limitation, any Force Majeure, that has had, or would reasonably be expected to have (a) a Material Adverse Effect upon the Credit Parties, taken as a whole, or on the ability of the Borrower or any other Person obligated thereunder to perform its obligations under the Loan Documents, or (b) a material impairment of the rights and remedies of the Lender under any Loan Document, including, but not limited to, a material impairment in the perfection or priority of the Lenders’ Lien in the Collateral.

“Maturity Date”: The fifth anniversary of the Closing Date.

“Note”: As defined in Section 2.1.

“Obligations”: The obligations of the Borrower: (a) to pay the principal of and interest on the Note in accordance with the terms hereof and thereof, and to satisfy all of the Borrower’s other obligations to the Lender hereunder, whether now existing or hereafter incurred, matured or unmatured, including any extensions, modifications, renewals thereof and substitutions therefor (b) to repay to the Lender all amounts advanced by the Lender hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or lienors; (c) to issue the Revenue Share Credit to the Lender or other Persons designated by the Lender; (d) to pay all other amounts due to the Lender under this Agreement and the Loan Documents; and (e) to pay all of the Lender’s expenses and costs, together with the reasonable fees and expenses of its counsel in connection with any proceedings brought or threatened to enforce payment of any of the Obligations described in clauses (a) through (d) pursuant to the express terms hereof.

“Obligations are Satisfied”: All Obligations have been indefeasibly satisfied (whether by payment, conversion (including by conversion of the Obligations to the Revenue Share Credit pursuant to the terms of the Note) or otherwise) or paid in full.

“OFAC”: As defined in Section 7.7.

“Out-License” Each license or other agreement (or series of agreements) between Parent or any of its Affiliates and any Third Party (other than Distributors) pursuant to which Parent or any of its Affiliates (a) grants a license or sublicense under, or (b) sells, transfers or assigns (including by way of merger or consolidation), in each case, any Intellectual Property Right related to the development or Commercialization of a Product worldwide. For the avoidance of doubt, “Out-License” shall include each of the License Agreement and the Terumo Agreement.

“Patent”: All patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examination certificates, post-issuance certificates, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Patent License”: Any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patent Rights”: Any and all material Patents owned or in-licensed by Parent or any of its Affiliates or under which Parent or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, material Patents related to Improvements) that are necessary or used in the development, manufacture, use, or Commercialization of the Products in any country worldwide.

“Permit(s)”: As defined in Section 7.10.

“Permitted Indebtedness”: (a) Indebtedness of Borrower to the Lender under this Agreement, (b) the Senior Obligations, (c) the Ligand Obligations, (d) Indebtedness arising from the endorsement of instruments in connection with Trade Accounts Payable, and (e) unsecured Indebtedness provided by third parties to the Borrower.

“Permitted Lien”: Any Lien of a kind specified in paragraphs (a) through (h) of Section 8.5.

“Person”: Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Product Collateral”: All of Parent’s or any of its Affiliates’ rights, title and interest in, to and under the following, whether now owned or hereafter acquired: (a) the Product Rights, (b) the Products, and (c) any “proceeds” (as defined in the UCC) of the foregoing.

“Product Rights”: Any and all of the following, as they exist worldwide as of the date hereof and during the term of this Agreement, in each case that are related to a Product: (a) Intellectual Property Rights, (b) Regulatory Submissions with respect to the Products, (c) In-Licenses, and (d) Out-Licenses.

“Products”: Any and all, (i) atrioventricular interval modulation, including the product known as of the date hereof as BackBeat Cardiac Neuromodulation Therapy™, and any Improvement thereof or thereto (including, for the avoidance of doubt, any product that constitutes a “Product” (as defined in the License Agreement) under the License Agreement and (ii) sirolimus angioinfusion balloon products, including the product known as of the date hereof as Virtue® Sirolimus AngioInfusion Balloon, and any Improvement thereof or thereto (including, for the avoidance of doubt, any product that constitutes a “Product” (as defined in the Terumo Agreement) under the Terumo Agreement.

“Regulatory Authority”: Any national, supranational, regional, state or local regulatory agency, department, bureau, commission council or other governmental entity whose review or approval is legally required for the manufacture, packaging, use, storage, import, export, distribution or promotion of a medical device product in the applicable jurisdiction, including the FDA and the EMA.

“Regulatory Submissions”: All applications, approvals, licenses, notifications, registrations, submissions an authorizations made to a Regulatory Authority in connection with the development, manufacture or Commercialization of a medical device product, including any marketing and reimbursements.

“Regulated Products”: The Borrower’s medical device products and product candidates.

“Repayment Date”: The date that is the earliest of (i) the Maturity Date; and (ii) the date that Obligations under the Note are accelerated pursuant to Section 9.2.

“Restricted License”: Any material License or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with Lender’s right to sell any Collateral.

“Revenue Interest Agreement”: That certain Revenue Participation Right Purchase and Sale Agreement, dated as of the date hereof, between the Borrower and Ligand.

“Revenue Share Credit”: As defined on Appendix A of the Note.

“Security Documents”: Collectively, this Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, mortgages, deeds of trust, key man life insurance assignments, control agreements, guarantees and other similar agreements, by or between any one or more of Credit Party and Lender, now or hereafter delivered to Lender pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person, as debtor, in favor of Lender, as secured party.

“SEC”: The U.S. Securities and Exchange Commission.

“SEC Filings”: As defined in Section 6.5.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Senior Intercreditor Agreement”: The Subordination Agreement, dated as of the date hereof, between Lender, Ligand and Hercules Capital, Inc., as administrative and collateral agent for the Senior Lenders.

“Senior Obligations”: The obligations of Borrower under that certain Loan and Security Agreement, dated November 6, 2024 (as amended as of the date hereof), among the Borrower, certain other affiliates of Borrower named therein, the “Lender” parties named therein, and Hercules Capital, Inc., as administrative and collateral agent for such Lenders (such “lender” parties, the “Senior Lender”).

“Senior Lenders”: As defined in the definition of Senior Obligations.

“Subordinated Debt”: Any unsecured Indebtedness of any Credit Party that is on terms and conditions satisfactory to, and is subject to a subordination agreement that has been approved in writing by, the Lender in its sole discretion.

“Subsidiary”: Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Terumo Agreement”: That certain Distribution Agreement, dated as of June 13, 2019, by and between Terumo Medical Corporation and Parent, as amended by that certain Amendment to Distribution Agreement, dated as of June 30, 2020 by and between Terumo Medical Corporation and Parent, as further amended by that certain Letter Agreement, dated as of June 20, 2022, by and between Terumo Medical Corporation and Parent, and as may be further amended from time to time.

“Third Party”: Any Person that is not Parent or Parent’s Affiliates or Ligand or the Ligand’s Affiliates.

“Trade Accounts Payable”: The trade accounts payable of any Person with a maturity of not greater than 120 days incurred in the ordinary course of such Person’s business.

“Trademark License”: Any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademark Rights”: Any and all material Trademarks owned or in-licensed by Parent or any of its Affiliates or under which Parent or any of its Affiliates is or may become empowered to grant licenses (including, for the avoidance of doubt, material Trademarks related to Improvements) necessary or used in the development, manufacture, use, or Commercialization of the Products worldwide.

“Trademarks”: All trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

Section 1.2      Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, consistently applied.

Section 1.3      Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. To the extent that a term or provision of this Note is applicable to “Borrower”, it is applicable to each and every Borrower unless the context expressly indicates otherwise.

Article 2

LOAN

Section 2.1      Borrowing.  Subject to the terms and conditions of this Agreement, the Lender agrees to make the Loan at the Closing (as defined below), in the aggregate principal amount equal to $20,000,000. The Loan shall be evidenced by a Secured Subordinated Promissory Note in substantially in the form of Exhibit A attached hereto (the “Note”). No amounts of the Loan repaid may be reborrowed.

Section 2.2      Closing. The issuance of the Note to the Lender and the funding of the Loan by the Lender to the Borrower shall take place remotely via the exchange of documents and signatures on the Funding Date or at such other time and place as the Borrower and the Lender mutually agree (which time and place are designated as the “Closing,” and the date thereof, the “Closing Date”). Subject to the terms and subject to the conditions set forth in this Agreement, at the Closing, the Lender shall make the Loan to Borrower pursuant to this Article 2 if all of the applicable conditions precedent set forth in Section 5.1 are satisfied or waived by the Lender.

Section 2.3      Expenses and Advances Secured.  The Obligations, including all disbursements, advancements and payments made by the Lender and payable by the Borrower hereunder, all amounts expended by the Lender pursuant and subject to the provisions hereof, the Lender’s attorney’s fees, if any, as and when advanced or incurred by the Lender will be secured by the Loan Documents.

Section 2.4      Subordination Agreement. Lender acknowledges, covenants and agrees that the payment or other satisfaction of the Obligations will be subordinate in right of payment to the prior payment in full of the Senior Obligations pursuant to the terms of the Subordination Agreement. Lender further covenants and agrees, as a condition to its purchase of the Note under this Agreement, to execute and deliver the Subordination Agreement.

Section 2.5      Use of Proceeds. The Borrower will use the proceeds of the Loan solely for the continued funding and support of the Clinical Trial and such other activities directly associated with the Clinical Trial and the License Agreement.

Article 3

INTEREST AND COSTS

Section 3.1      Interest on Loan. The unpaid principal amount of the Loan shall bear simple interest at the Interest Rate and shall be computed on the basis of actual days elapsed and a year of 365 days. Lender’s internal records of applicable interest rates and accrual shall be determinative in the absence of manifest error.

Section 3.2      Default Rate. During any period while an Event of Default exists under this Agreement, at the option of the Lender, the unpaid principal balance of the Note shall thereafter accrue interest at the Default Rate, until the unpaid principal balance is paid in full or such Event of Default is cured or waived as determined by Lender. If for any reason whatsoever the interest and other consideration payable to the Lender under the Loan Documents (as defined herein) exceeds the limit prescribed by any applicable usury statute or any other applicable law, then such interest and other consideration shall be reduced to the limit provided in such statute or law, so that in no event shall such interest and other consideration be in excess of such limit. If any payments of interest or other consideration have been made to the Lender in excess of such limits, such excess amount shall be applied to the principal balance or, if the Loan has been fully paid, refunded to Borrower.

Section 3.3      Payment Dates. Interest accruing on the Loan shall be due and payable as specified in the Note.

Section 3.4      Increased Costs. If, as a result of any generally applicable law, rule, regulation, treaty or directive, or any generally applicable change therein or in the interpretation or administration thereof, or compliance by the Lender with any generally applicable request or directive (whether or not having the force of law) from any court, central bank, Governmental Authority, agency or instrumentality, or comparable agency, in each case after the date hereof:

(a)            any tax, duty or other charge with respect to a Note is imposed, modified or deemed applicable, or the basis of taxation of payments to the Lender of interest or principal of the Loan (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office) is changed; or

(b)           any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender is imposed, modified or deemed applicable;

and the Lender reasonably and in good faith determines that, by reason thereof, the cost to the Lender of making or maintaining the Loan is increased, or the amount of any sum receivable by the Lender hereunder or under any Note in respect of the Loan is reduced; then, the Borrower shall pay to the Lender upon demand (which demand shall include sufficient evidence thereof) such additional amount or amounts as will compensate the Lender for such additional costs or reduction. Determinations by the Lender for purposes of this Section 3.4 of the additional amounts required to compensate the Lender shall be conclusive in the absence of manifest error. In determining such amounts, the Lender may use any reasonable averaging, attribution and allocation methods.

Section 3.5      Expenses. The Borrower shall pay its own and the Lender’s reasonable and documented out-of-pocket legal fees in relation to the negotiation, preparation, execution and closing of this Agreement and the other Loan Documents which shall be paid from the proceeds of the Loan if so desired by the Lender. Such Lender expenses incurred through the Closing Date shall not exceed, in the aggregate, $150,000 (the “Fee Reimbursement Amount”). Notwithstanding the foregoing, the Borrower agrees to reimburse the Lender upon demand for all expenses paid or incurred by the Lender (including without limitation, any filing or recording fees, appraisal fees and expenses, and reasonable fees and expenses of legal counsel) in connection with any collection and enforcement this Agreement and the other Loan Documents.

Article 4

PAYMENTS AND PREPAYMENTS

Section 4.1      Repayment. Principal and accrued and unpaid interest under the Loan shall be due and payable as specified in the Note.

Section 4.2      Prepayments. Upon the occurrence of an Event of Default and the acceleration of any Note, pursuant to and as permitted by Section 9.2, the Note and all other monetary Obligations, shall be immediately due and payable as provided in Section 9.2 and the Note. Otherwise, prepayments of principal and interest owing under the Note may not be prepaid without the prior written consent of the Lender. Any such prepayment shall be applied first to accrued interest and then to the reduction of principal of the Note.

Section 4.3      Payments. Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 5:00 p.m., Minneapolis time, on the Repayment Date, unless such amounts are earlier converted in accordance with the terms and conditions of the Note. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made under any Loan Document shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

Section 4.4      Taxes. Any and all payments by the Borrower under this Agreement and each other Loan Document shall be subject to all applicable withholding taxes.

Article 5

CONDITIONS PRECEDENT

Section 5.1      Conditions to Closings. The obligation of the Lender to make the Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the conditions precedent set forth in Article 2 above, that the Lender shall have received at or prior to the Closing the following, each in form and substance satisfactory to the Lender, where applicable, duly executed and certified or dated as of the Closing Date or such other date as is satisfactory to the Lender:

(a)            The written consent or resolutions of the board of directors (or similar governing body) of the Borrower, approving the transactions contemplated hereby.

(b)            The Note, duly executed by the Borrower.

(c)            The IP Security Agreement(s), duly executed by the Borrower.

(d)            Each other Loan Document, each duly executed by the Borrower, and all other customary closing instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(e)            The License Agreement remains in full force and effect.

(f)             A Certificate of Good Standing of the Borrower, as of a recent date and issued by the Secretary of State of the State of Delaware.

(g)            An Officer’s Certificate of the Borrower certifying (i) a copy of the Borrower’s charter (or similar formation document) with all amendments thereto, certified by the Secretary of State of the State of Delaware, (ii) a copy of its bylaws (or similar governing document) and other organizational documents with all amendments thereto, (iii) a copy of all resolutions authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (iv) the names, titles, and signatures of its managers/officers authorized to execute and perform the Loan Documents to which it is a party, and (v) that all of the Borrower’s representations and warranties set forth in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers contained therein), no Default or Event of Default then exists, the Borrower is in compliance with all covenants set forth in the Loan Documents and all conditions to closing the Loan Documents have been satisfied.

(h)            Customary opinions of counsel to the Credit Parties addressed to the Lender.

(i)             Senior Intercreditor Agreement.

(j)             Ligand Intercreditor Agreement.

(k)            Such lien, tax lien, judgment, litigation, bankruptcy and intellectual property searches as the Lender may reasonably request.

(l)             Such termination statements and releases as the Lender may reasonably request.

(m)           Such third-party and governmental consents as are necessary for the Borrower to consummate the transactions contemplated hereby, including any such consents required by the Senior Lenders or Ligand, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on any of the transactions contemplated hereby.

(n)            A certificate of the chief financial officer of the Borrower, in a form acceptable to the Lender, certifying that, both before and after giving effect to the Loan to be made hereunder and the payment and accrual of all transactions costs for which the Borrower is obligated to pay in connection with the foregoing, the Borrower is and will be solvent.

(o)            Such other documents or instruments as the Lender may reasonably request to consummate the transactions contemplated hereby.

(p)            As of the Closing, no Material Adverse Event shall have occurred and be continuing.

(q)            At the Closing, the payment of the Fee Reimbursement Amount pursuant to Section 3.5 hereof (which may be deducted from the Lender’s advance of the Loan) and any other fees and expenses subject to reimbursement hereunder.

(r)             The transactions contemplated by that certain Stock Purchase Agreement between Lender and Orchestra Biomedical Holdings, Inc., dated as of even date herewith, shall have been consummated.

(s)            Evidence satisfactory to the Lender that (i) the Borrower and Ligand have executed and delivered the Revenue Interest Agreement in a form substantially similar to the form attached as Exhibit B hereto, and (ii) as of the Closing Date, Parent has received from Ligand the entire Second Installment as described in such Revenue Interest Agreement.

(t)             Evidence satisfactory to the Lender that, as of the Closing Date, the enrollment of subjects in the Clinical Trial has not been suspended (unless such suspension has been lifted), placed on clinical hold, terminated or otherwise stopped for any reason other than if full enrollment of the required number of subjects has been achieved in accordance with the applicable protocol for the Clinical Trial.

(u)            At least five days prior to the Closing Date, the Lender shall have received all documentation and other information regarding the Borrower requested in connection with applicable “Know Your Customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(v)            As of the Funding Date, Certificates or other evidence of insurance required by Section 7.3(a).

Article 6

THE BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, and to make the Loan hereunder, the Borrower represents and warrants to the Lender as of the date of this Agreement and on the Closing Date:

Section 6.1      Organization, Standing, Capitalization, Etc. The Borrower is a corporation or limited liability company, as applicable, duly organized or formed and validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate or company power, as applicable, and authority to carry on its businesses as now conducted and as proposed to be conducted, to enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower is duly qualified and in good standing as a foreign entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted and as proposed to be conducted by it makes such qualification necessary, and where the failure to so qualify could reasonably be expected to result in a Material Adverse Event. The Borrower holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted and as proposed to be conducted in each jurisdiction in which it carries or proposes to carry on such business. Schedule 6.1 attached hereto (which may be updated as of the Closing) sets forth a true and accurate (i) summary of Borrower’s outstanding capitalization and (ii) list of each Subsidiary of Borrower and Borrower’s ownership interest therein.

Section 6.2      Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate or company action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 6.3      No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Borrower’s certificate of incorporation or bylaws or other organizational or governing documents, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower, other than Permitted Liens. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to result in a Material Adverse Event.

Section 6.4      Government Consent. Except for such filings that are necessary to perfect the Liens granted by the Borrower to the Lender pursuant to the Loan Documents, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 6.5      SEC Filings; Financial Statements.

(a)            The Borrower has filed all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under Section 13 and 15(d) of the Exchange Act for the one year preceding the date of this Agreement (the “SEC Filings”). As of the time it was filed or furnished with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each SEC Filing complied in all material respects with the applicable requirements of the Exchange Act, and, as of the time they were filed or furnished, none of the filed SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to the SEC Filings. To Borrower’s Knowledge, none of the SEC Filings are the subject of an ongoing SEC review.

(b)            The financial statements of the Borrower included in the SEC Filings (collectively, the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and fairly present in all material respects the consolidated financial position of the Borrower as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with GAAP (except as otherwise noted therein, and except that any unaudited financial statements may be subject to normal and recurring year-end adjustments) applied on a consistent basis throughout the periods therein specified (unless otherwise noted therein). Except as set forth in the Financial Statements filed prior to the date of this Agreement, the Borrower has not incurred any liabilities, contingent or otherwise, except (i) those incurred in the ordinary course of business, consistent with past practices since the date of such financial statements or (ii) liabilities not required under GAAP to be reflected in the Financial Statements, in either case, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

Section 6.6      Litigation. Except as otherwise disclosed in the SEC Filings, there are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality.

Section 6.7      Compliance; Regulatory.

(a)            The Borrower is in material compliance with all statutes and governmental rules and regulations applicable to it.

(b)            The Borrower has (1) no knowledge of any actual or threatened enforcement action or investigation by any governmental entity that has jurisdiction over its operations or reason to believe that any governmental entity is considering any such action, or (2) not received any written correspondence or notice from any Governmental Authority that has jurisdiction over its operations asserting noncompliance with any applicable law.

(c)            Each product or product candidate of Borrower, if any, subject to the FDCA or comparable laws in any non-U.S. jurisdiction that has been manufactured, tested or distributed by or on behalf of the Borrower, is being developed, manufactured, tested, distributed in material compliance with applicable requirements under the FDCA and comparable laws in any non-U.S. jurisdiction where Borrower is conducting business.

(d)            The Borrower has timely filed or otherwise provided all reports, data, and other information and applications with respect to its medical device products (the “Regulated Products”), required to be filed with or otherwise provided to the FDA or any other governmental body with jurisdiction over the manufacture or use of the Regulated Products, has complied, in all material respects, with all applicable regulations of the FDA or other governmental body with respect to the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect. All documentation, correspondence, reports, data, analyses, and certifications relating to or regarding any medical devices of the Borrower, prepared and either filed or delivered by or on behalf of the Borrower to any governmental body as part of obtaining clearance or approval from a Governmental Authority, were true and accurate when so filed in all material respects or delivered, and remain true and accurate in all material respects. Each study conducted by or on behalf of the Borrower (including the Clinical Trial) has been conducted or is being conducted such that, to the Borrower’s Knowledge, the resulting data will be acceptable for use in the Borrower’s regulatory filings, and, to the Borrower’s Knowledge, there is nothing included in such data that would cause any regulatory submission to be disallowed or delayed or that would indicate that the applicable product will not perform at the specified efficacy level as a result of the process or the manner in which the studies were conducted.

(e)            Neither the Borrower nor any of its Affiliates have been debarred or convicted of a crime for which a Person can be debarred under 21 U.S.C. § 335a or any comparable law in any non-U.S. jurisdiction, nor have they been threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a Person can be debarred.

(f)             The Borrower has not (and its directors, executives, representatives, agents or employees have not) (i) used or is using any company funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used or is using any company funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any comparable law in any non-U.S. jurisdiction, (iv) established or maintained, or is maintaining, any unlawful fund of company monies or other properties, (v) made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature or (vi) made any other improper payments in violation of law.

Section 6.8      Ownership of Property: Liens. The Borrower has good and marketable title to its ownership interests in real properties and good and sufficient title to its other properties and assets, tangible or intangible of any nature whatsoever. None of the properties, revenues or assets of the Borrower is subject to a Lien, except for Permitted Liens.

Section 6.9      Intellectual Property.

(a)            Except as described on Schedule 6.9, Borrower has all material rights with respect to intellectual property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower.  Without limiting the generality of the foregoing, except for restrictions that are unenforceable under Division 9 of the UCC or otherwise permitted under this Agreement with respect to Licenses, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material in the operation or conduct of Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.  Borrower is not a party to, nor is it bound by, any Restricted License.

(b)            No material software or other materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that requires disclosure or distribution in source code form.

(c)            There are no material unpaid fees or royalties under any License that have become overdue. Each License is in full force and effect and is legal, valid, binding, and enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 6.9, to the Knowledge of Borrower, neither Borrower nor any of its Subsidiaries, as applicable, is in breach of or default in any manner that could reasonably be expected to materially affect the Borrower Products under any License to which it is a party, and no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination or nonrenewal of any of the License, including the execution, delivery and performance of this Agreement and the other Loan Documents.

(d)            Except as set forth on Schedule 6.9, no Intellectual Property owned by Borrower nor any Borrower Product has been or is subject to any actual or, to the Knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof.  There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.  Borrower has not received any written notice or claim, or, to the Knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s Knowledge, is there a reasonable basis for any such claim.  To the Knowledge of the Borrower, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

Section 6.10    Subsidiaries; Investments. Other than listed on Exhibit 21.1 of Borrower’s most recent Annual Report on Form 10-K, the Borrower does not have any Subsidiaries, nor does the Borrower own any Investments.

Section 6.11    Taxes. The Borrower has filed all national, federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any Governmental Authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

Section 6.12    No Broker. No broker or finder on behalf of the Borrower brought about the obtaining, making or closing of the Loan or the Loan Documents, and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

Section 6.13    Solvency. Both before and after giving effect to the Loan to be made hereunder and the payment and accrual of all transactions costs for which the Borrower is obligated to pay in connection with the foregoing, the Borrower is and will be solvent.

Section 6.14    Investment Company Act; Margin Laws. Neither Borrower nor any other Credit Party is an “investment company,” a company that would be an “investment company” except for the exclusion from the definition of “investment company” in Section 3(c) of the Investment Company Act of 1940, as amended, or a company “controlled” by an “investment company” under such. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).

Section 6.15    Compliance with Anti-Terrorism Laws. The Borrower is not in violation of any law, regulation or list of any government agency including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order 13224 or the USA Patriot Act, that prohibits or limits the conduct of business with or receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits the Lender from making any Loan or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

Section 6.16    Accuracy of Disclosures. No representation or warranty by the Borrower contained herein or in any other Loan Document, or in any certificate or other document furnished heretofore or concurrently with the signing of this Agreement or any other Loan Document by the Borrower to the Lender in connection with the transactions contemplated hereunder or under any other Loan Document contained, or, when taken as a whole, contains any material misstatement of fact or, when taken together with all other such information or documents, omitted or omits to state any material fact necessary to make such representation or warranty not materially misleading at the time such representation or warranty was made or deemed made.

Section 6.17    Survival of Representations. All of the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 6.18    Insurance. The Borrower, each other Credit Party, each Subsidiary of each Credit Party and their respective properties are insured with financially sound and reputable insurance companies such insurance in such amounts and against such risks as is not violative of the Senior Obligations and may be required by law or as may be customary in the case of reputable companies engaged in the same or similar business and similarly situated, including, without limitation, clinical trial liability.

Article 7

AFFIRMATIVE COVENANTS OF THE BORROWER

From the date of this Agreement and thereafter until the Obligations are Satisfied and this Agreement is terminated, unless the Lender shall otherwise expressly consent in writing, the Borrower will do all of the following:

Section 7.1      Information. Furnish to the Lender, from time to time, such information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

Section 7.2      Borrower Existence. Maintain its corporate or company existence in good standing under the laws of the State of Delaware and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary. Without limiting the generality of the foregoing, the Borrower will maintain all of its certificates, permits, licenses and agreements of any kind or nature necessary to the operation of its business in full force and effect and in good standing.

Section 7.3      Insurance.

(a)            Maintain with financially sound and reputable insurance companies such insurance in such amounts and against such risks as is not violative of the Senior Obligations and may be required by law or as may be customary in the case of reputable companies engaged in the same or similar business and similarly situated, including, without limitation, clinical trial liability (it being understood that the insurance held by the Borrower on the date hereof is deemed to satisfy this requirement). Upon reasonable request by the Lender, the Borrower Representative shall furnish to the Lender written evidence as to any insurance maintained by the Borrower. All policies shall contain the insurer’s promise not to cancel the policy without endeavoring to provide 30 days’ prior written notice to the Lender at its address set forth below. All policies shall name the Lender as an additional insured or lender loss payee, as appropriate, as its interests may appear,

(b)            Unless the Borrower Representative provides the Lender with evidence of the continuing insurance coverage required by this Agreement within five Business Days after written request therefor by the Lender, the Lender may purchase insurance at the Borrower’s expense to protect the Lender’s interests in the Collateral. This insurance may, but need not, protect the Borrower’s, each other Credit Party’s and each Credit Party’s Subsidiaries’ interests. The coverage that Lender purchases may, but need not, pay any claim that is made against the Borrower, any other Credit Party or any Subsidiary of any Credit Party in connection with the Collateral. The Borrowers may later cancel any insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Agreement. If the Lender purchases insurance for the Collateral, as set forth above, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

Section 7.4      Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien (other than Permitted Liens) upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as its title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in accordance with GAAP. In addition, and without limitation, promptly pay all Trade Accounts Payable.

Section 7.5      Maintenance of Properties; Protection of Intellectual Property. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be reasonably necessary so that the business carried on in connection therewith may be conducted at all times. The Borrower shall use commercially reasonable efforts to preserve, obtain and maintain its Intellectual Property. The Borrower shall take all actions required to keep its material Intellectual Property pending or in effect, including prosecution of patent applications, payment of filing, examination, annuity, registration and maintenance fees and filing of renewals, responses, amendments, statements of use or working, affidavits of incontestability and other similar actions, if and as applicable. If the Borrower wishes to abandon any asset included in its material Intellectual Property (including issued patents or pending patent applications) or forego an opportunity to file continuing patent applications (including continuations, divisionals, CIPs, reissues, and other applications claiming priority from Borrower’s patent applications) with respect to such Intellectual Property, it shall notify the Lender sufficiently in advance to permit the Lender to obtain and maintain such asset without a loss of rights, and the Lender shall have the right, but not the obligation, to obtain and maintain such asset in full force and effect. The Borrower shall cooperate with the Lender if the Lender seeks to obtain and/or maintain any such asset.

Section 7.6      Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 7.7      Compliance. Materially comply with the requirements of all applicable state and federal laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, those set forth in this Section 7.7. Without limiting the foregoing sentence, Borrower will ensure that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (c) without limiting clause (a) above, Borrower shall comply with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

Section 7.8      Notice of Litigation. Promptly provide written notice to the Lender of all litigation, arbitration or mediation proceedings, of any threats of such proceedings, of any allegations of intellectual property infringement, of any adversarial proceedings at the U.S. Patent and Trademark Office or any other intellectual property office, and of all proceedings by or before any court or governmental or regulatory agency affecting the Borrower, which alone or in the aggregate seeks in excess of $250,000, describing the nature thereof and the steps being taken with respect to such proceeding.

Section 7.9      Notice of Default.

(a)            Promptly provide written notice to the Lender of any Default of which the Borrower has Knowledge or of any Event of Default, describing the nature thereof and what action the Borrower proposes to take with respect thereto.

(b)            Promptly following receipt or execution thereof, as applicable, copies of any written notices (including notices of default or acceleration), amendments, forbearance, waivers, modifications, or consents received from any holder or trustee of, under or with respect to the Senior Obligations, Ligand Obligations or any Subordinated Debt.

Section 7.10    Permits. Comply in all material respects with the terms of all permits, licenses, authorizations, consents, approvals and franchises from governmental entities necessary to conduct its business (each a “Permit” and collectively, the “Permits”) except where failure to so comply could not reasonably be expected to result in a Material Adverse Event.

Section 7.11    Inspection; Audits. At reasonable times and upon reasonable notice to the Borrower Representative and during regular business hours, permit any Person designated by the Lender at the Lender's expense to visit and inspect any of its properties, company books and financial records, to examine and to make copies of its books of accounts and other financial records, to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, and to conduct such collateral audits and appraisals, at such times and intervals as the Lender may reasonably designate; provided that such inspection shall occur no more than twice per fiscal year so long as no Event of Default has occurred and is continuing, and after the occurrence of any Event of Default, the expenses of the Lender for such visits, inspections, examinations, audits and appraisals shall be at the expense of the Borrower. Further, the Lender shall be entitled, but is not obligated, to participate in quarterly meetings with senior management and other key clinical personnel of the Borrower regarding the Borrower’s progress, as determined by the Lender using its sole discretion.

Section 7.12    Change of Control Notice. The Borrower shall notify the Lender in writing of the anticipated occurrence of a Change of Control at least ten Business Days prior to the anticipated closing date of such Change of Control.

Article 8

NEGATIVE COVENANTS OF THE BORROWER

From the date of this Agreement and thereafter until the Obligations are Satisfied and the Agreement is terminated, unless the Lender shall otherwise expressly consent in writing, the Borrower will not do any of the following, and the Borrower will not cause or allow any of its Subsidiaries, if any, to do any of the following:

Section 8.1      [Reserved].

Section 8.2      Change in Nature of Business. Conduct any business other than the research, development and commercialization of biomedical devices and related technology and any other business (or reasonably related or incidental to) conducted by the Borrower on the Closing Date and any other actions reasonably required to be performed to accomplish the purpose of this Agreement.

Section 8.3      Other Agreements. Either: (a) enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would be violated or breached by its performance of the Obligations or its performance of its obligations under the Loan Documents; or (b) enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would adversely affect the Collateral.

Section 8.4      Restricted Payments. Either: (a) purchase or redeem or otherwise acquire for value any of its equity interests (other than the repurchase of equity interests from departing employees or consultants upon termination of their employment or services), declare or pay any dividends or distributions with respect to any of its equity interests, make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any of its equity interests or set aside any funds for any such purpose; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any of its Indebtedness that is subordinated in right of payment to the Loan (whether pursuant to its terms or by operation of law), except for payments that are not otherwise prohibited under the document or agreement stating the terms of such subordination.

Section 8.5      Liens. Create, incur, assume or suffer to exist any Lien with respect to any Collateral now owned or hereafter arising or acquired, except:

(a)            Liens in favor of the Lender;

(b)            Liens in favor of the Senior Lenders in respect of the Senior Obligations;

(c)            Liens in favor of Ligand in respect of the Ligand Obligations;

(d)            Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of its business;

(e)            Liens for taxes, fees, assessments and governmental charges not delinquent or being contested in good faith by appropriate actions or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4;

(f)             Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4;

(g)            Liens arising from judgments not constituting an Event of Default; and

(h)            Liens that are minor or create technical defects in title that in the aggregate do not materially affect the value, marketability or utility of the Collateral.

Section 8.6      Use of Proceeds. Permit any proceeds of the Loan to be used for any purpose other than as set forth in Section 2.5 above.

Section 8.7      Government Regulation. (a) Be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by the Lender at any time to enable the Lender to verify the Borrower’s identity or to comply with any applicable law or regulation.

Section 8.8      Permits. Permit any revocation, limitation, suspension or modification of any Permit in any case that would reasonably be expected to result in a Material Adverse Event.

Section 8.9      Use of Lender’s Name. Use the Lender’s name or that of any affiliate of the Lender, including without limitation, the name “Medtronic” in a public disclosure or marketing materials without the prior written consent of the Lender except (i) as may be appropriate or required in any report, statement or testimony submitted to any Governmental Authority having or claiming jurisdiction over the Borrower, (ii) if required or appropriate in any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Borrower's counsel, or (iii) to comply with any legal requirement or law applicable to the Borrower or demanded by any Governmental Authority; provided, however, that, in the case of disclosures or materials prepared in connection with subsections (i), (ii) and (iii), to the extent permitted by applicable law or regulation, the Borrower shall provide the Lender with a copy of the proposed text of such disclosure or marketing material(s) reasonably in advance of the scheduled date of its release (or provision to any third party, as the case may be) to afford the Lender a reasonable opportunity to review and comment upon the proposed text.

Section 8.10    Indebtedness. Create, incur (or seek to create or incur), assume or be liable for any Indebtedness other than Permitted Indebtedness.

Section 8.11    Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of, all or a material portion of its Intellectual Property in violation of the Senior Obligations unless in connection with such conveyance, sale, lease, transfer, assignment or other disposition the Obligations are Satisfied.

Section 8.12    Creation of Subsidiaries. Create or acquire any Subsidiary in violation of the Senior Obligations.

Section 8.13    Affiliate Transaction. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of the Borrower except for transactions that are in the ordinary course of the Borrower’s business or are upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

Article 9

EVENTS OF DEFAULT AND REMEDIES

Section 9.1      Events of Default. Unless the Lender shall otherwise expressly consent in writing, from the date of this Agreement and thereafter until the Obligations are Satisfied, the continuation of any one or more of the following events, shall constitute an Event of Default:

(a)            The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of the Note, or any interest on the Note, or any fee or other amount required to be made to the Lender pursuant to the Loan Documents; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of the Lender or the Borrower’s bank if the Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following the Borrower’s Knowledge of such failure to pay; or

(b)            Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or a Credit Party in the Loan Documents or on behalf of the Borrower or a Credit Party in any certificate, statement, report or other writing furnished by or on behalf of the Borrower or a Credit Party to the Lender pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified and, if capable of being remedied, such incorrect statement persists for a period of more than three (3) Business Days following the earlier of Knowledge of the Borrower of such incorrect statement and the provision of notice of such incorrect statement to the Borrower by the Lender; or

(c)            The Borrower or a Credit Party shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents and such failure shall continue for at least 30 days; or

(d)            An Act of Bankruptcy shall occur with respect to the Borrower or a Credit Party, or any one or more of them; or

(e)            A judgment or judgments for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against the Borrower or any other Credit Party and the Borrower or such other Credit Party shall not pay or discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f)             Any material portion of the Collateral shall be garnished or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of 60 days during which execution is not effectively stayed; or

(g)            The maturity of any Indebtedness (other than Permitted Indebtedness) of the Borrower or any other Credit Party owed to the Lender, or the maturity of any Indebtedness of the Borrower or any other Credit Party in excess of five hundred thousand dollars ($500,000) shall be accelerated, or the Borrower or any other Credit Party shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, and all cure periods related thereto have expired and such debt has been accelerated, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and the Lender or the holder of any such Indebtedness (or any trustee or other Person acting on behalf of such holder) shall have caused such Indebtedness to become due prior to its stated maturity; or

(h)            The occurrence of any Material Adverse Event; or

(i)             Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(j)             Any Security Document shall for any reason (other than pursuant to the terms thereof or an action on the part of the Lender) cease to create a valid security interest in a material portion of the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected security interest (subject only to Permitted Liens); or

(k)            The License Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Lender, in accordance with its express terms or as caused by the actions or inactions of Lender).

Section 9.2      Remedies. If (a) any Event of Default described in Section 9.1(d) shall occur, the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Lender under the Loan Documents shall automatically become immediately due and payable and any and all commitments of the Lender to the Borrower to make the Loan to the extent not yet previously funded shall automatically and immediately terminate; or (b) any other Event of Default shall occur and be continuing, then the Lender may take any or all of the following actions: (i) terminate any and all commitments to Borrower to make the Loan to the extent not yet previously funded; or (ii) declare that the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Lender under the Loan Documents to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding. In addition, during the continuance of any Event of Default, the Lender may exercise all rights and remedies under the Loan Documents and enforce all rights and remedies under any applicable law.

Section 9.3      Offset. In addition to the remedies set forth in this Agreement, the Lender or any other holder of the Note may offset any and all credits or monies of the Borrower held by the Lender or such holder, or any obligations of the Lender or such holder to the Borrower, against the Indebtedness then owed by the Borrower to the Lender or such other holder, as applicable. Nothing in this Agreement shall be deemed a waiver or prohibition of the Lender’s rights of offset, or counterclaim, which right the Borrower hereby grants to the Lender.

Article 10

Representations of Lender

Section 10.1    Securities Law Compliance. The Lender has been advised that the Note: (i) has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Lender is aware that the Borrower is under no obligation to effect any such registration with respect to the Note or comply with any exemption from registration. Lender has not been formed solely for the purpose of making this investment and is purchasing the Note to be acquired by the Lender hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. The Lender has such knowledge and experience in financial and business matters that the Lender is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Lender’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. The Lender is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and shall submit to the Borrower such further assurances of such status as may be reasonably requested by the Borrower.

Article 11

MISCELLANEOUS

Section 11.1    Waiver and Amendment. No failure on the part of the Lender to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Lender hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender or the holder of the Note to any other or further action in any circumstances without notice or demand. All amendments or modifications to this Agreement must be in writing and signed by both the Lender and the Borrower. Notwithstanding anything to the contrary contained herein, no waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

Section 11.2    Confidentiality; Public Announcements. Subject to the prior review and approval of the Borrower, the Lender and/or the Lender’s Affiliates may issue any press release(s) or public announcement(s) concerning the existence or any terms of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower shall not disclose the existence or terms of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby without the Lender’s prior written consent except (x) as required or requested by any Governmental Authority or reasonably believed by the Borrower to be compelled by any court decree, subpoena or legal or administrative order or process, provided that the Borrower uses reasonable efforts to give the Lender reasonable advance notice of such required disclosure; or (y) to the board of directors, committees, stockholders, or members of Borrower; or (z) as, on the advice of the Borrower’s counsel is required by law. The obligations of the Borrower under this Section 11.2 shall survive indefeasible payment or satisfaction in full of the Obligations.

Section 11.3    Notices. Any notice or other communication to the Borrower in connection with this Agreement and the Loan Documents shall be in writing and shall be sent by manual delivery, email transmission, overnight courier or mail (postage prepaid) addressed to:

Orchestra BioMed Holdings, Inc.

150 Union Square Drive

New Hope, PA 18938

Attention: David P. Hochman, Chief Executive Officer

Email:  [Omitted Pursuant to Item 601(a)(6)]

with copies, which shall not constitute notice, to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention:    Samuel A. Waxman

Email:            [Omitted Pursuant to Item 601(a)(6)]

or at such other address as the Borrower shall have specified to the Lender in writing. Any notice or other communication to the Lender in connection with this Agreement and the Loan Documents shall be in writing and shall be sent by manual delivery, email transmission, overnight courier or mail (postage prepaid) addressed to:

Medtronic, Inc.

Medtronic Operational Headquarters

710 Medtronic Parkway

Minneapolis, Minnesota 55432-5604

Attention:	Chris Eso, VP Corporate Development
Peter Shimabukuro, BD Legal
Email:	[Omitted Pursuant to Item 601(a)(6)]
[Omitted Pursuant to Item 601(a)(6)]

with a copy to (which shall not constitute notice):

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention:    Christopher J. Melsha and Amanda Welters
Email:            [Omitted Pursuant to Item 601(a)(6)]

or at such other address(es) as the Lender shall have specified to the Borrower in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered (or if such date is not a Business Day, the first Business Day after such delivery), from the date of sending thereof if sent by email during normal business hours and no automatic failure of delivery is received, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing (or if such date is not a Business Day, the first Business Day after the date of mailing). If notice to the Borrower of any intended disposition of any collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten days prior to the date of intended disposition or other action.

Section 11.4    Indemnification. The Borrower shall hold harmless the Lender and its Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all third-party claims, costs, damages, losses, liabilities and expenses (including such claims, costs, damages, losses, liabilities and expenses based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of a credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent such Liabilities arise solely out of gross negligence or willful misconduct of any Indemnified Person. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER. The obligations of the Borrower under this Section 11.4 shall survive after the Obligations are Satisfied.

Section 11.5    Multiple Agreements. Notwithstanding the fact that this Agreement is one of a series of agreements entered into by the parties on the date hereof, the parties acknowledge and agree that the entry into this Agreement, and the performance of their obligations hereunder, is not an inducement to enter into any other of such agreements, and that the entry into any other such agreements, or the performance thereunder, is not an inducement to enter into this Agreement.

Section 11.6    Successors. This Agreement and the other Loan Documents shall be binding on the Borrower and the Lender and their respective successors and assigns and shall inure to the benefit of the Borrower and the Lender, and the successors and assigns of the Borrower and the Lender. Neither party shall assign its rights or duties hereunder or under any other Loan Document without the written consent of the other parties, as applicable; provided, however, the Lender may assign its rights or duties hereunder to one of its Affiliates without the written consent of the Borrower.

Section 11.7    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.8    Captions. The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 11.9    Entire Agreement. This Agreement, the Note, and the other Loan Documents, embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof.

Section 11.10  Counterparts. This Agreement may be executed in any number of counterparts, and transmitted via facsimile or other electronic transmission, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.11  Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 11.12  Exclusive Jurisdiction. ALL DISPUTES ARISING FROM THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE SUBJECT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE COURTS of the STATE OF NEW YORK OR of the United States of America sitting in the city of NEW YORK, AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THAT THE BORROWER COMMENCES ANY ACTION IN ANY JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 11.13  Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.14  Acknowledgments. The Borrower hereby acknowledges that (a) each has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Lender has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Lender, on one hand, and the Borrower on the other hand, and (d) the Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon their own judgment with respect to the Borrower’s business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Lender is for the protection of the Lender and neither the Borrower nor any third party is entitled to rely thereon.

Section 11.15  Joint and Several Liability. Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations and as a result hereby unconditionally guaranties the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all Obligations of every kind and nature of each other Borrower to the Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by the Lender. Each Borrower agrees that if this guaranty, or any Liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such Lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such Lien to be unenforceable under applicable law, and this guaranty shall automatically be deemed to have been amended accordingly at all relevant times. Each Borrower hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from any other Borrower or any guarantor or other action to enforce the same, (c) the waiver or consent by the Lender or any other Person with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by any other Borrower and delivered to the Lender or any other Person (other than a waiver, forgiveness or consent by the Lender or other Person, as applicable, that reduces the amount of any of the Obligations to such Person), (d) the failure by the Lender or any other Person to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for the Obligations, for its benefit, (e) the Lender’s election, in any proceeding instituted under the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of the application of Section 1111(b)(2) of the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (f) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, (g) the disallowance, under Section 502 of the Bankruptcy Code or any other similar bankruptcy or insolvency legislation, of all or any portion of the Lender’s claim(s) for repayment of the Obligations or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Borrower or a guarantor (other than payment in full of the Obligations). Notwithstanding anything to the contrary set forth in this Section 11.16, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower and the Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly.

Section 11.16  Borrower Representative. Each Borrower hereby designates Parent as its representative and agent on its behalf (in such capacity, “Borrower Representative”) for the purposes of selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. Parent hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all of the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all of the Borrowers hereunder to Borrower Representative on behalf of such Borrower or all of the Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative (in such capacity) shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Article 12

SECURITY INTEREST

Section 12.1    Grant of Security Interest. As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement and the other Transaction Documents, including the punctual payment when due of each obligation of the Borrower hereunder, each Borrower grants to Lender a security interest in all of such Borrower’s right, title, and interests in, the Product Collateral and all Proceeds (as defined in the UCC) of the foregoing, whether now owned or hereafter acquired (collectively, the “Collateral”).

Section 12.2    Further Assurances.

(a)            The Borrower shall, from time to time, execute, deliver and file any financing statements, IP Security Agreements, other security agreements, notices or other documents to perfect, give the highest priority to the Lender’s Lien on the Collateral (other than any Lien expressly permitted by clause (a) of the definition of “Permitted Liens” and solely to the extent contemplated by and subject to the Senior Intercreditor Agreement and Ligand Intercreditor Agreement) or otherwise evidence the Lender’s rights herein. The Borrower shall from time to time procure any instruments or other documents as may be reasonably requested by the Lender and take all further action that may be necessary or advisable that the Lender may reasonably request, to perfect and protect the Liens granted hereby. In addition, and for such purposes only, the Borrower hereby authorizes the Lender to execute and deliver on behalf of Borrower and to file such financing statements, IP Security Agreements, security agreements, notices or other documents without the signature of the Borrower either in Lender’s name or in the name of Lender, as agent and attorney-in-fact for the Borrower. The Borrower shall protect and defend the Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to the Lender or Borrower other than Liens in respect of the Senior Obligations or the Ligand Obligations.

(b)            On or before the Closing Date, the Borrower will execute and deliver to the Lender such patent and trademark security agreements as the Lender may reasonably request, on the form set forth hereto as Exhibit C (each an “IP Security Agreement”) and will record such agreements with the U.S. Patent and Trademark Office. Within forty-five (45) days of the last day of the fiscal quarter during which the Closing Date occurred and each fiscal quarter ending thereafter, the Borrower will notify the Lender in writing of the creation or acquisition of any Intellectual Property Rights owned by the Borrower or its Subsidiaries that are registered or become registered or the subject of an application for registration with the U.S. Patent and Trademark Office, in each case during such fiscal quarter then ended and will record a further IP Security Agreement in the form attached as Exhibit C or an amendment to an existing IP Security Agreement in form and substance reasonably acceptable to the Lender with the U.S. Patent and Trademark Office, and will take such other action as may be necessary or as the Lender may reasonably request to perfect the Lender’s security interest in such Intellectual Property Rights.

Section 12.3    Remedies. Upon the occurrence and during the continuation of an Event of Default, subject in all cases to the Senior Intercreditor Agreement and Ligand Intercreditor Agreement, the Lender shall have the rights and remedies of a secured party under the UCC in effect on the date thereof including, without limitation, the right to take possession of any of the Product Collateral or the proceeds thereof, to sell or otherwise dispose of the same, to apply the proceeds therefrom to any of the Obligations in such order as Lender, in its sole discretion, may elect. Lender shall give Borrower reasonable written notice of the time and place of any public sale of the Product Collateral or the time after which any other intended disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is given to Borrower at least ten (10) days before such disposition. Expenses of retaking, holding, insuring, preserving, protecting, preparing for sale or selling or the like with respect to the Product Collateral (including reasonable attorney’s fees and other legally recoverable collection expenses) will constitute Obligations hereunder.

(The signature page follows.)

THE PARTIES HERETO have caused this Loan Agreement to be executed as of the date set forth above.

BORROWERS:

ORCHESTRA BIOMED HOLDINGS, INC.

By:	/s/ David P. Hochman
Name:	David P. Hochman
Title:	Chief Executive Officer

ORCHESTRA BIOMED, INC.

By:	/s/ David P. Hochman
Name:	David P. Hochman
Title:	Chief Executive Officer

CALIBER THERAPEUTICS, LLC

By:	/s/ David P. Hochman
Name:	David P. Hochman
Title:	Chief Executive Officer

BackBeat Medical, LLC

By:	/s/ David P. Hochman
Name:	David P. Hochman
Title:	Chief Executive Officer

[SIGNATURE PAGE TO LOAN AGREEMENT]

LENDER:

MEDTRONIC, INC.

By:	/s/ Chris Eso
Name:	Chris Eso
Title:	VP, Corporate Development & Ventures

[SIGNATURE PAGE TO LOAN AGREEMENT]

SCHEDULE 6.1

Capitalization of the Borrower

SCHEDULE 6.9

Claims Related to Intellectual Property